UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2008

CNB Financial Corp.
(Exact name of registrant as specified in its charter)

Massachusetts	0-51685	20-3801620
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

33 Waldo Street, PO Box 830, Worcester, MA 01613-0830
 (Address of principal executive offices) (Zip Code)

 (508) 752-4800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06                      Material Impairments

    On September 8, 2008, CNB Financial Corp. (the “Company”), the parent company of Commonwealth National Bank (the “Bank”), determined that it intends to take a non-cash charge for the other than temporary impairment of the Federal National Mortgage Association (Fannie Mae) preferred stock and Federal Home Loan Mortgage Corporation (Freddie Mac) preferred stock owned by the Company.  The shares of Fannie Mae and Freddie Mac preferred stock had a total amortized cost of $3.0 million and a total market value of $2.9 million at June 30, 2008.  Due to the national credit crisis and general economic and market conditions, the estimated fair market value of these securities has declined significantly since June 30, 2008.  The announcement on September 7, 2008 that the U.S. Treasury Department was placing Fannie Mae and Freddie Mac into conservatorship and eliminating dividends on its common and preferred securities has caused the market value of these securities to fall to minimal levels.  Because of the apparent unlikelihood that Fannie Mae and Freddie Mac preferred stock will recover its value, the Company will record an other than temporary impairment charge in the quarter ending September 30, 2008, based on the then existing fair market value of the Fannie Mae and Freddie Mac preferred stock owned by the Company.  Considering a worst case scenario which assumes zero value for the preferred stock resulting in a loss of $3.0 million and the Company were not able to record a tax benefit for the loss, management has determined that, despite the loss, the capital ratios of the Company and the Bank will exceed the levels necessary to be categorized as “well-capitalized” under current regulatory requirements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CNB Financial Corp.

Date: September 11, 2008	By:	/s/ William M. Mahoney
William M. Mahoney
Treasurer and Chief Financial Officer